EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THIRD QUARTER PROFIT

Co-workers' profit sharing pool now exceeds $100 million

HOUSTON, October 19, 2006 -- Continental Airlines (NYSE: CAL) today reported third quarter 2006 net income of $237 million ($2.17 diluted earnings per share), which includes a $92 million gain on the sale of a portion of the company's investment in Copa Airlines. Excluding net special charges of $1 million and the $92 million Copa gain, Continental recorded net income of $146 million ($1.36 diluted earnings per share).

Operating income for the third quarter was $192 million, an $83 million improvement over the same period of 2005, despite fuel price increases costing over $155 million and the negative impact of increased security measures that took effect on Aug. 10. In addition, results for the third quarter of 2006 include a $42 million accrual for employee profit sharing, bringing the cumulative accrued profit sharing pool to over $100 million.

"Thanks to the hard work of my co-workers, we are delivering great results, both financially and operationally," said Larry Kellner, Continental's chairman and chief executive officer. "When we work together, we win together."

Third Quarter Revenue and Capacity

Passenger revenue for the quarter increased 17.1 percent ($471 million) over the same period in 2005, to $3.2 billion, with double digit percentage growth in each mainline geographic region and in regional jet operations. Additional capacity and traffic, both domestic and international, and improved yield produced significantly higher revenue for the company. Consolidated revenue per available seat mile (RASM) for the quarter increased 7.4 percent year-over-year due to increased yield and record load factors in spite of elevated security concerns.

Continental continued its capacity growth during the quarter, growing its mainline capacity 8.6 percent and its consolidated capacity 9.1 percent compared with the same period in 2005.

Consolidated revenue passenger miles (RPMs) for the quarter increased 10.5 percent year-over-year on a capacity increase of 9.1 percent, resulting in a record consolidated load factor for the quarter of 82.2 percent, 1.1 points above the previous record set in the same period in 2005. Consolidated yield increased 6.0 percent year-over-year.

Mainline RPMs in the third quarter of 2006 increased 10.0 percent over the third quarter 2005, on a capacity increase of 8.6 percent. Mainline load factor was a record 82.7 percent, up 1.0 points year-over-year. Continental's mainline yield during the quarter increased 5.5 percent over the same period in 2005.

During the quarter, Continental continued to achieve a domestic length-of-haul adjusted yield and RASM premium to the industry.

Passenger revenue for the third quarter of 2006 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase in Third Quarter 2006 vs. Third Quarter 2005
		Passenger Revenue	RASM	ASMs

Domestic	$1,389	14.1%	7.6%	6.1%
Trans-Atlantic	636	16.7%	1.4%	15.1%
Latin America	354	24.3%	10.0%	12.9%
Pacific	251	13.4%	12.2%	1.0%
Total Mainline	$2,630	16.0%	6.8%	8.6%

Regional	$ 601	22.3%	8.6%	12.6%

Consolidated	$3,231	17.1%	7.4%	9.1%

Operational Accomplishments

Continental's employees continued to work together to deliver a record third quarter systemwide mainline completion factor of 99.8 percent during the quarter, operating 28 days without a single mainline cancellation.  The company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 75.1 percent during the quarter, which was affected by bad weather, air traffic control ground delay programs, new security rules and record load factors.

"My co-workers did a tremendous job this quarter, and earned on-time bonuses for two out of the three months, despite operational challenges," said Jeff Smisek, Continental's president. "I couldn't be prouder of them, and I'm delighted that our financial results have permitted us to accrue over $100 million of profit sharing for my co-workers."

Continental Airlines continues to be recognized for superior service. For the ninth year in a row, Continental outranked all of its U.S. competition in international Business Class service, according to results of a survey of Condé Nast Traveler readers published in the magazine's October 2006 edition. Continental also placed highest among its network peers for domestic premium-class service. Rankings were determined using a variety of criteria including seat comfort/legroom, food, cabin service, amenities/technology, airport lounge clubs and frequent-flier privileges.

During the quarter, Continental submitted its case to the DOT for authority to serve New York/Newark-Shanghai, the largest U.S.-China market currently without daily nonstop service. The route proceeding is supported by over 110,000 signatures from civic parties, corporate travel partners, Continental employees, elected officials, the airline's customers and other interested citizens.

Third Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 5.9 percent in the third quarter compared to the same period last year, primarily due to record high fuel prices. CASM decreased 0.8 percent holding fuel rate constant and excluding employee profit sharing accruals and related payroll taxes, and special charges.

"It's great to report another quarter of solid performance," said Jeff Misner, Continental's executive vice president and chief financial officer. "Our cost control performance remains on target, and we'll keep our focus, even in this improved revenue environment."

Mainline fuel costs for the quarter increased $174 million over the third quarter of 2005, primarily due to a 17.8 percent increase in fuel prices compared to the same period last year.

Continental continues to enhance its fuel efficient fleet. Today the company announced that it has signed an agreement to acquire winglets for 37 of its 737-500 and 11 of its long-range 737-300 aircraft, with installation beginning in 2007.  The company has already completed the installation of winglets on its entire fleet of 737-700s and -800s and plans to finish the installation of winglets on its entire 757-200 fleet in the fourth quarter of 2006. When these installations are complete, Continental will operate 230 narrowbody aircraft outfitted with winglets.  Winglets lower drag and improve aerodynamic efficiency, which can reduce fuel consumption by up to five percent.

By year-end, the company expects to have improved fuel efficiency by nearly 25 percent per available seat mile as compared to 1998, as a result of several factors, including fleet modernization, improved operating procedures and implementation of fuel-saving technology like winglets and GE90 3D Aero blades.

During the third quarter, Continental recorded net special charges of $1 million consisting of an $8 million settlement charge related to lump-sum payments to retiring pilots and a $7 million reduction of previous charges related to permanently grounded MD-80 aircraft.

Continental ended the third quarter with approximately $2.5 billion in unrestricted cash and short-term investments.

Other Accomplishments

Continental contributed $79 million to its pension plans during the quarter and an additional $70 million to the plans in October. The contributions bring its 2006 pension contributions to $246 million. Since the beginning of 2002, Continental has contributed more than $1.1 billion to its pension plans.

Continental has accrued a cumulative profit sharing pool of over $100 million through Sept. 30, 2006. The actual amount of profit sharing that the company will be able to distribute to employees on Feb. 14, 2007, depends on the company's full-year financial results and may exceed or be less than $100 million.

Continental converted 12 existing orders for Boeing 737 Next Generation aircraft into orders for 12 new Boeing 737-900ERs, expected to be delivered in 2008. Continental is the first U.S. carrier to order the extended-range twinjet that flies about 500 nautical miles farther than the existing 737-900. The new aircraft will have among the lowest operating costs in Continental's fleet and will allow the carrier to serve high demand markets more efficiently.

Continental amended its $350 million loan facility secured by substantially all of its Pacific operations. The amended loan agreement lowered the interest rate, which is expected to save the company approximately $6 million annually.

Continental was awarded a $258 million, five-year mail contract with the U.S. Postal Service, the company's largest cargo customer, effective September 30, 2006, extending Continental's relationship with the U.S. Postal Service for five more years. The contract includes Priority, First Class and Express mail products within the U.S. and Puerto Rico.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,200 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 136 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in its computer systems, and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended September 30,		% Increase/ (Decrease)
	2006	2005

Operating Revenue:
Passenger (excluding fees and taxes of $361 and $315)	$3,231	$2,760	17.1%
Cargo	117	102	14.7%
Other, net	170	139	22.3%
	3,518	3,001	17.2%

Operating Expenses:
Aircraft fuel and related taxes	858	684	25.4%
Wages, salaries and related costs	743	646	15.0%
Regional capacity purchase, net	475	406	17.0%
Aircraft rentals	249	234	6.4%
Landing fees and other rentals	195	182	7.1%
Distribution costs	157	154	1.9%
Maintenance, materials and repairs	140	116	20.7%
Depreciation and amortization	99	97	2.1%
Passenger services	97	91	6.6%
Special charges (A)	1	3	NM
Other	312	279	11.8%
	3,326	2,892	15.0%

Operating Income	192	109	76.1%

Nonoperating Income (Expense):
Interest expense	(99)	(106)	(6.6)%
Interest capitalized	5	4	25.0%
Interest income	37	21	76.2%
Income from affiliates	15	27	(44.4)%
Gain on sale of Copa Holdings, S.A. shares	92	-	NM
Other, net	(5)	6	NM
	45	(48)	NM

Income before Income Taxes	237	61	NM
Income Taxes	-	-	-

Net Income	$ 237	$ 61	NM

Earnings per Share:
Basic	$2.64	$0.91	NM
Diluted	$2.17	$0.80	NM

Shares used for Computation:
Basic	89.7	67.0	33.9%
Diluted	111.8	81.9	36.5%

  During the third quarter of 2006 and 2005, the company recorded settlement charges of $8 million and $18 million, respectively, related to lump-sum distributions from the pilot pension plan.  These charges were offset by reversals of previously recorded expense related to permanently grounded aircraft of $7 million and $15 million, respectively.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Nine Months Ended September 30,		% Increase/ (Decrease)
	2006	2005

Operating Revenue:
Passenger (excluding fees and taxes of $1,040 and $884)	$9,141	$7,647	19.5%
Cargo	336	298	12.8%
Other, net	494	418	18.2%
	9,971	8,363	19.2%

Operating Expenses:
Aircraft fuel and related taxes	2,310	1,729	33.6%
Wages, salaries and related costs	2,159	2,009	7.5%
Regional capacity purchase, net	1,344	1,140	17.9%
Aircraft rentals	742	689	7.7%
Landing fees and other rentals	578	535	8.0%
Distribution costs	495	445	11.2%
Maintenance, materials and repairs	407	334	21.9%
Depreciation and amortization	292	293	(0.3)%
Passenger services	268	252	6.3%
Special charges (A)	5	46	NM
Other	923	836	10.4%
	9,523	8,308	14.6%

Operating Income	448	55	NM

Nonoperating Income (Expense):
Interest expense	(300)	(304)	(1.3)%
Interest capitalized	14	9	55.6%
Interest income	92	47	95.7%
Income from affiliates	49	67	(26.9)%
Gain on sale of Copa Holdings, S.A. shares	92	-	NM
Gain on disposition of ExpressJet Holdings shares	-	98	NM
Other, net	1	3	(66.7)%
	(52)	(80)	(35.0)%

Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle	396	(25)	NM
Income Taxes	-	-	-
Cumulative Effect of Change in Accounting Principle (B)	(26)	-	NM

Net Income (Loss)	$ 370	$ (25)	NM

Earnings (Loss) per Share:
Basic	$ 4.19	$(0.37)	NM
Diluted	$ 3.50	$(0.38)	NM

Shares used Computation:
Basic	88.3	66.8	32.2%
Diluted	110.5	66.8	65.4%
  During the first nine months of 2006, the company recorded special charges of $5 million, which consisted of settlement charges of $37 million related to lump-sum distributions from the pilot pension plan, a $14 million credit associated with the officers' surrender of March 2006 restricted stock units and an $18 million reduction of reserves related primarily to negotiated settlements on leased MD80 grounded aircraft. In the first nine months of 2005, the company recorded special charges of $46 million, which consisted of a curtailment charge of $43 million related to the freezing of the portion of the defined benefit pension plan attributable to pilots, an $18 million settlement charge related to lump-sum distributions from the frozen pilot defined pension plan, and a $15 million reversal of previously recorded expense related to permanently grounded aircraft.
  In connection with the adoption of FAS123(R), the company recorded a $26 million cumulative effect of an accounting change to accrue the liability for fair value of restricted stock units as of January 1, 2006.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended September 30,		% Increase/
	2006	2005	(Decrease)

Mainline Operations:
Passengers (thousands) (A)	12,522	11,642	7.6%
Revenue passenger miles (millions)	21,312	19,378	10.0%
Available seat miles (millions)	25,759	23,721	8.6%
Cargo ton miles (millions)	268	246	8.9%

Passenger load factor:
Mainline	82.7%	81.7%	1.0 pts.
Domestic	84.8%	83.5%	1.3 pts.
International	80.5%	79.8%	0.7 pts.

Passenger revenue per available seat mile (cents)	10.21	9.56	6.8%
Total revenue per available seat mile (cents)	11.38	10.63	7.1%
Average yield per revenue passenger mile (cents)	12.34	11.70	5.5%

Cost per available seat mile (cents) (B)	10.52	9.93	5.9%
Special charges per available seat mile (cents)	0.01	0.02	NM
Cost per available seat mile, holding fuel rate constant (cents) (B)	10.02	9.93	0.9%

Average price per gallon of fuel, including fuel taxes (cents)	221.47	187.99	17.8%
Fuel gallons consumed (millions)	387	364	6.3%

Actual aircraft in fleet at end of period	364	350	4.0%
Average length of aircraft flight (miles)	1,478	1,434	3.1%
Average daily utilization of each aircraft (hours)	11:30	10:58	4.9%

Regional Operations:
Passengers (thousands) (A)	4,806	4,263	12.7%
Revenue passenger miles (millions)	2,730	2,384	14.5%
Available seat miles (millions)	3,503	3,112	12.6%
Passenger load factor	77.9%	76.6%	1.3 pts.
Passenger revenue per available seat mile (cents)	17.15	15.79	8.6%
Average yield per revenue passenger mile (cents)	22.01	20.61	6.8%
Actual aircraft in fleet at end of period	274	261	5.0%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (A)	17,328	15,905	8.9%
Revenue passenger miles (millions)	24,042	21,762	10.5%
Available seat miles (millions)	29,262	26,833	9.1%
Passenger load factor	82.2%	81.1%	1.1 pts.
Passenger revenue per available seat mile (cents)	11.04	10.28	7.4%
Average yield per revenue passenger mile (cents)	13.44	12.68	6.0%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Nine Months Ended September 30,		% Increase/
	2006	2005	(Decrease)

Mainline Operations:
Passengers (thousands) (A)	36,753	33,706	9.0%
Revenue passenger miles (millions)	59,963	53,583	11.9%
Available seat miles (millions)	73,678	67,022	9.9%
Cargo ton miles (millions)	793	743	6.7%

Passenger load factor:
Mainline	81.4%	79.9%	1.5 pts.
Domestic	83.8%	81.4%	2.4 pts.
International	78.7%	78.2%	0.5 pts.

Passenger revenue per available seat mile (cents)	10.04	9.37	7.2%
Total revenue per available seat mile (cents)	11.22	10.48	7.1%
Average yield per revenue passenger mile (cents)	12.34	11.72	5.3%

Cost per available seat mile (cents) (B)	10.53	10.13	3.9%
Special charges per available seat mile (cents)	0.01	0.07	NM
Cost per available seat mile, holding fuel rate constant (cents) (B)	9.92	10.13	(2.1)%

Average price per gallon of fuel, including fuel taxes (cents)	208.20	167.58	24.2%
Fuel gallons consumed (millions)	1,109	1,032	7.5%

Actual aircraft in fleet at end of period	364	350	4.0%
Average length of aircraft flight (miles)	1,438	1,387	3.7%
Average daily utilization of each aircraft (hours)	11:12	10:35	5.9%

Regional Operations:
Passengers (thousands) (A)	13,763	11,862	16.0%
Revenue passenger miles (millions)	7,783	6,582	18.2%
Available seat miles (millions)	9,959	8,878	12.2%
Passenger load factor	78.1%	74.1%	4.0 pts.
Passenger revenue per available seat mile (cents)	17.48	15.42	13.4%
Average yield per revenue passenger mile (cents)	22.36	20.80	7.5%
Actual aircraft in fleet at end of period	274	261	5.0%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (A)	50,516	45,568	10.9%
Revenue passenger miles (millions)	67,746	60,165	12.6%
Available seat miles (millions)	83,637	75,900	10.2%
Passenger load factor	81.0%	79.3%	1.7 pts.
Passenger revenue per available seat mile (cents)	10.93	10.08	8.4%
Average yield per revenue passenger mile (cents)	13.49	12.71	6.1%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30, 2006
Earnings per Share	2006

Diluted earnings per share	$ 2.17

Adjustments:
Special charges	0.01
Gain on sale of Copa Holdings, S.A. shares	(0.82)

Diluted earnings per share, excluding special items (A)	$ 1.36

	Three Months Ended September 30, 2006
Net Income (in millions)	2006

Net income	$237

Adjustments:
Special charges	1
Gain on sale of Copa Holdings, S.A. shares	(92)

Net income, excluding special items (A)	$146

	Three Months Ended September 30,		% Increase/
CASM Mainline Operations (cents)	2006	2005	(Decrease)

Cost per available seat mile (CASM)	$10.52	$ 9.93	5.9%

Less: Current year fuel cost per available seat mile (B)	(3.33)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.83	-	NM

CASM holding fuel rate constant (A)	10.02	9.93	0.9%

Less special charges	(0.01)	(0.02)	NM
Less profit sharing and related taxes	(0.18)	-	NM

CASM holding fuel rate constant and excluding special charges and profit sharing (A)	$ 9.83	$ 9.91	(0.8)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
	Nine Months Ended September 30,		% Increase/
CASM Mainline Operations (cents)	2006	2005	(Decrease)

Cost per available seat mile (CASM)	$10.53	$10.13	3.9%

Less: Current year fuel cost per available seat mile (B)	(3.13)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.52	-	NM

CASM holding fuel rate constant (A)	$ 9.92	$10.13	(2.1)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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